Exhibit 99.1

SatCon Technology Reports FY2005 First Quarter Results;
Revenues increase by 12% over fiscal first quarter 2004

February 18, 2005 5:13:00 PM ET

SatCon Technology Corporation(R) (Nasdaq NM: SATC), a developer and manufacturer of electronic power control systems, today reported financial results for its fiscal 2005 first quarter, which ended January 1, 2005.

“Revenues for the three months ended January 1, 2005 were $9.2 million as compared to $8.2 million in the same period last year,” said David Eisenhaure, SatCon’s chairman and chief executive officer. “Our revenues for the fiscal first quarter increased by 12% compared to a year ago and our backlog at quarter-end was $22 million. Our operating loss totaled $1.2 million for the first quarter.”

From an operational standpoint, $6.0 million of the $9.2 million in revenue was from Power Systems. Our Electronics group contributed with $2.2 million in revenue and our Applied Technology group contributed $0.9 million. As we look forward to the remainder of 2005, we expect continued improvement in sales from all of our divisions for products in the defense systems, electronics, alternative energy, test and measurement and industrial automation markets. We are also confident that we can continue to manage our costs, increase our backlog and grow profitably in the future.

“During the quarter we completed the $8.0 million financing transaction that we had previously reported. As we stated then, we intend to use the net proceeds from the financing for general corporate purposes, in particular to support our growth opportunities in 2005 and beyond.

About SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power Control products for critical military systems, alternative energy applications and in high-reliability industrial automation. Products include inverter electronics from 5 kilowatts to 5 megawatts; power switches; and hybrid microcircuits for industrial, medical, military and aerospace applications. SatCon also develops and builds digital power electronics and high-efficiency machines and control systems for a variety of defense applications. For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. There can be no assurance that the company will be successful in achieving any of the objectives that are stated within the release, and such failure to achieve those objectives could have a material, adverse effect on the future of the Company. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	January 1, 2005	December 27, 2003

Revenue:
Product revenue	$8,270,224	$6,208,546
Funded research and development and other revenue	912,865	1,978,602

Total revenue	9,183,089	8,187,148

Operating costs and expenses:
Cost of product revenue	7,221,362	5,198,152

Research and development and other revenue expenses:
Funded research and development and other revenue expenses	747,400	1,378,782
Unfunded research and development expenses	42,653	985

Total research and development and other revenue expenses	790,053	1,379,767
Selling, general and administrative expenses	2,522,080	2,241,483
Amortization of intangibles	111,671	111,672
Restructuring costs	(255,612)	—

Total operating costs and expenses	10,389,554	8,931,074

Operating loss	(1,206,465)	(743,926)
Net unrealized gain on warrants to purchase common stock	21,939	42,782
Net gain on Series B warrants	—	35,442
Other expense	(18,056)	—
Interest income	1,818	2,410
Interest expense	(231,676)	(258,367)
Net loss	$(1,432,440)	$(921,659)

Net loss per weighted average share, basic and diluted	$(0.05)	$(0.04)

Weighted average number of common shares, basic and diluted	29,114,757	24,274,611

	January 1, 2005	September 30, 2004
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$7,067,496	$1,171,152
Restricted cash and cash equivalents	1,011,900	1,011,900
Accounts receivable, net of allowance of $821,744 and $848,565 at January 1, 2005 and September 30, 2004, respectively	5,033,309	6,274,178
Unbilled contract costs and fees	486,469	447,405
Funded research and development expenses in excess of billings	399,575	292,111
Inventory	6,393,376	6,184,672
Prepaid expenses and other current assets	1,049,108	687,083

Total current assets	21,441,233	16,068,501
Warrants to purchase common stock	28,975	7,036
Property and equipment, net	5,687,826	5,913,211
Goodwill, net	704,362	704,362
Intangibles, net	2,260,028	2,391,193
Other long-term assets	536,704	501,634

Total assets	$30,659,128	$25,585,937

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$154,936	$184,177
Accounts payable	3,980,652	3,823,249
Accrued payroll and payroll related expenses	1,509,717	1,449,349
Other accrued expenses	2,478,445	2,412,409
Accrued contract losses	247,444	514,489
Deferred revenue	1,027,400	2,048,442
Accrued restructuring costs	240,000	495,612

Total current liabilities	9,638,594	10,927,727
Redeemable convertible Series B preferred stock (425 shares issued and outstanding; face value: $5,000 per share; liquidation preference: 100%)	2,125,000	2,125,000
Long-term debt, net of current portion	294,342	311,178
Other long-term liabilities	516,070	563,372
Commitments and contingencies Stockholders' equity:
Common stock; $0.01 par value, 50,000,000 shares authorized; 33,182,694 and 28,226,010 shares issued and outstanding at January 1, 2005 and September 30, 2004, respectively	331,828	282,261
Additional paid-in capital	146,972,424	139,208,000
Accumulated deficit	(129,092,433)	(127,659,993)
Accumulated other comprehensive loss	(126,697)	(171,608)

Total stockholders' equity	18,085,122	11,658,660

Total liabilities and stockholders' equity	$30,659,128	$25,585,937